Trunkbow Announces First Quarter 2012 Financial Results

MPS Gross Revenue Increases 208% Year-over-Year to $4.4 Million

Total Gross Profit up 21%, on 33% Year-over-Year Increase in Total Gross Revenue

Reiterates Full-year 2012 Guidance of $23 Million in Net Income

Beijing, China, May 21, 2012 – Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Services (“MVAS”) in the PRC, today announced financial results for its first quarter ended March 31, 2012.

First Quarter and Recent Financial and Business Highlights

•	Gross revenue increased 33.2% year-over-year to $6.8 million, from $5.1 million in the first quarter of 2011.

o	MVAS gross revenue decreased to $2.4 million, compared with $3.7 million a year ago.

o	MPS gross revenue totaled $4.4 million, compared with $1.4 million in the first quarter of 2011.

•	Gross profit increased 20.6% year-over-year to $5.3 million, from $4.4 million in the first quarter of 2011; gross margin was 80.0%, compared with 88.9% in the first quarter of 2011.

•	Net income decreased 34.2% year-over-year to $2.2 million, or $0.06 per diluted share, compared with $3.4 million, or $0.09 per diluted share in the first quarter of 2011. The year-over-year decline in net income was attributable to a $1.3 million refund of value-added tax (“VAT”) refund received in the first quarter of 2011, compared to no such refund in the first quarter of 2012. The Company received a VAT refund of approximately $1.0 million in April 2012, which it expects to recognize in the current fiscal quarter.

•	As of March 31, 2012, cash and cash equivalents totaled $6.1 million, unchanged from the level as of December 31, 2011.

•	Extended its cooperation with China Unicom through the deployment of a new terminal-based MPS platform in Sichuan and Heilongjiang Province.

•	Partnered with the Shandong branch of China UnionPay for the development and deployment of a new online-to-offline payment system.

•	Reiterated full-year 2012 net income guidance of $23 million, representing 36% growth over 2011.

“Our first quarter operational performance has Trunkbow firmly on-track to meet our 2012 objectives with respect to overall growth and the continued development of our emerging MPS segment. We achieved solid growth over the first quarter of last year, with gross revenue up more than 30% in addition to gains in both gross profit and operating income. The year-over-year decline in net income was primarily caused by the timing of receipt of our VAT refund, which was recognized in the first quarter of 2011, but it expects to record in the second quarter this year,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow. “Our most notable accomplishment in the first quarter was the growth of our mobile payments business, in which we increased revenue more than three-fold on a year-over-year basis with shared revenue growing over 100% from the level we achieved in the first quarter of 2011. We continued increasing the reach of our technology through expansion of our partnerships with China Unicom and China UnionPay, which have strengthened our nationwide merchant acquisition efforts, which are critical to Trunkbow’s long-term success and the continued advancement of our business model.”

“Through our growing collaboration with China’s Big 3 telecom carriers, our terminal-based MPS systems are being marketed to corporations and academic institutions as a SAAS and enterprise automation tool, giving us access to another potentially lucrative end market in addition to the traditional contactless payment functionality. Bestpay, our proprietary app developed with China Telecom, has been activated on over 600,000 mobile handsets to-date. In addition, our partnership with China UnionPay has progressed well in its early stages, as the Trunkbow-UnionPay mobile applet is being used to power a growing number of web and app-based mobile storefronts, while our new online-to-offline payment system has generated significant interest from merchants and consumers alike. Our strong start to 2012 has set the stage for important near- and longer-term success for Trunkbow, and we look forward to the opportunities that lie ahead.”

First Quarter 2012 Results

Gross revenue in the first quarter of 2012 was $6.8 million, an increase of 33.2% year-over-year, compared with gross revenue of $5.1 million in the same period a year ago. The increase in gross revenue was primarily attributable to rapid growth in system integration services. Revenue from MVAS decreased to $2.4 million in the first quarter of 2012, compared with $3.7 million in the year-ago period. The decrease in MVAS revenue was primarily caused by lower demand for MVAS platforms and maintenance services. Revenue from the Company’s MPS offering increased 207.9% to $4.4 million, compared with $1.4 million in the first quarter of 2011. The increase in MPS revenue was driven by strong MPS software sales and growth in shared services revenue.

Cost of revenue in the first quarter of 2012 was $1.3 million, compared with $0.6 million in the same period of 2011. The increase in cost of revenue was primarily related to the rapid growth in the Company’s system integration business, which consumed significant hardware costs.

Gross profit in the first quarter of 2012 increased 20.6% year-over-year to $5.3 million, from $4.4 million in the first quarter of 2011. As a percentage of net revenue, gross margin was 80.0% in the first quarter of 2012, compared with 88.9% in the year-ago period. The decrease in gross margin was due to lower margins associated with the Company’s system integration services.

Operating expenses in the first quarter of 2012 were $2.7 million, an increase of 38.2% year-over-year, driven primarily by increased selling expenses to support the Company’s direct sales and merchant acquisition efforts, and increased research and development costs associated with the recruitment of more engineers, increasing salaries and new product development efforts.

Operating income in the first quarter of 2012 was $2.6 million, an improvement of 6.4% over the $2.4 million reported in the same period last year. The increase in operating profit for the quarter was primarily related to the increase in revenue and gross margin, partially offset by the increase in operating expenses, as compared with the first quarter of 2011.

Net income attributable to Trunkbow was $2.2 million in the first quarter of 2012, a decrease of 34.2% from the comparable period in 2011. Net margin was 33% in the first quarter of 2012, compared with 67.3% in the first quarter of 2011. Earnings per basic and diluted share in the first quarter of 2012 were $0.06, based on basic and diluted shares outstanding of 36.81 million and 36.83 million, respectively. This compares with $0.10 and $0.09 per basic and diluted share, based on basic and diluted shares outstanding of 34.98 million and 36.01 million, respectively, in the year-ago period. The decrease in net income was primarily related to the delayed receipt of a VAT refund of $1.0 million for the 2011 tax year, which the Company received in April 2012 and it expects to recognize in the current fiscal quarter.

Balance Sheet and Cash Flow

As of March 31, 2012, the Company had $6.1 million in cash and cash equivalents, unchanged from the level as of December 31, 2011. As of March 31, 2012, the Company had working capital of $65.5 million and total shareholders’ equity of $84.9 million. Accounts receivable on March 31, 2012 totaled approximately $42.3 million. As of May 18, 2012, the Company had collected approximately $4.6 million of these outstanding receivables.

Business Outlook

Trunkbow reaffirmed its 2012 financial guidance, which calls for approximately $23 million in net income, representing 36% growth over 2011. The Company expects that this growth will be largely the result of the continued expansion of its MPS business, as it continues to develop its merchant network, broadens its presence in new provinces, increases its penetration within China's leading mobile carriers and launches its technology in strategically targeted international markets.

Mr. Li concluded, “We are proud of what we have accomplished in the first quarter with regard to the ongoing development of our MPS operations and our efforts to migrate this segment of the business from a model focused on one-time platform installations to one that is built upon a solid foundation of recurring revenue from transaction processing and shared services. Our efforts last year were centered around the development of infrastructure needed to support a concentrated merchant acquisition and consumer engagement program. With these resources in place nationwide, we are working closely with our carrier partners and China UnionPay to build awareness of the benefits of MPS among merchants and mobile subscribers to make the technology more prevalent in the market. Our ultimate goal is to help make the mobile phone as synonymous with payments as cash, credit and debit cards. We not only believe that this goal can be accomplished, but that 2012 will be a transformational year for the MPS industry and our Company, in which substantial progress can be made toward this objective.”

Conference Call

The Company will host a conference call to discuss financial results for the first quarter 2012 on May 21, 2012 at 8:00 a.m. EST. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The pass code required is 74019384.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on May 21, 2012. To access the replay, please dial +1 (718) 354-1232, international callers dial +61 (2) 8235-5000, and enter the pass code 74019384.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail:trunkbow@tpg-ir.com

The Piacente Group
Wendy Sun
Phone: +86 (10) 6590-7991(Beijing)
E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,071,371	$6,139,589
Accounts receivable	42,262,303	41,147,767
Advances to suppliers	11,926,430	13,270,125
Prepayment	2,148,201	316,258
Other current assets, net	6,944,759	4,040,152
Due from directors	577,801	758,033
Inventories	12,292,660	11,297,513
Deferred tax asset	118,699	117,952
Total current assets	82,342,224	77,087,389
Property and equipment, net	12,352,836	11,561,034
Land use right, net	5,912,852	5,905,583
Intangible assets, net	279,971	33,958
Long-term prepayment	792,899	2,733,363
TOTAL ASSETS	$101,680,782	$97,321,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,194,843	$2,238,179
Accrued expenses and other current liabilities	2,298,441	2,216,128
Short-term loan	10,097,333	6,460,945
Due to directors	0	11,959
Taxes payable	3,240,015	4,209,907
Total current liabilities	16,830,632	15,137,118
Total liabilities	16,830,632	15,137,118
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at March 31, 2012 and December 31, 2011, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	4,504,667	4,504,667
Unappropriated retained earnings	37,201,785	34,989,429
Accumulated other comprehensive income	3,434,925	2,981,340
Total stockholders’ equity	84,850,150	82,184,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,680,782	$97,321,327

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues	$6,798,213	$5,102,342
Less: Business tax and surcharges	116,551	121,424
Net revenues	6,681,662	4,980,918
Cost of revenues	1,339,336	551,833
Gross profit	5,342,326	4,429,085
Operating expenses
Selling and distribution expenses	1,025,022	436,608
General and administrative expenses	1,160,742	1,214,622
Research and development expenses	550,862	329,514
	2,736,626	1,980,744
Income from operations	2,605,700	2,448,341
Other income (expenses)
Interest income	55,702	13,203
Interest expense	(179,009)	(33,252)
Refund of value-added tax	0	1,307,836
Government grants	39,627	0
Other income	15,851	23,555
Other expenses	(10,811)	(17,651)
	(78,640)	1,293,691
Income before income tax expense	2,527,060	3,742,032
Income tax expense	320,572	388,353
Net income	2,206,488	3,353,679
Foreign currency translation fluctuation	459,452	222,911
Comprehensive income	$2,665,941	$3,576,590
Weighted average number of common shares outstanding
Basic	36,807,075	34,980,519
Diluted	36,827,585	36,008,635
Earnings per share
Basic	$0.06	$0.10
Diluted	$0.06	$0.09

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$2,206,489	$3,353,679
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	112,853	48,887
Changes in operating assets and liabilities:
Accounts receivable	(855,358)	(1,233,721)
Advance to suppliers	1,429,898	253,787
Prepayment	(1,832,754)	73,475
Other current assets	(1,774,648)	(4,337,835)
Due from directors	185,315	(153,455)
Inventories	(925,047)	(537,690)
Long-term prepayment	1,960,778	(65,164)
Accounts payable	(1,059,130)	(718,578)
Accrued expenses and other current liabilities	68,388	178,116
Amounts due to directors	(12,054)	0
Taxes payable	(998,076)	(938,693)
Net cash flows used in operating activities	(1,493,346)	(4,077,192)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(1,048,584)	(231,921)
Payment on loans to third parties	(1,109,561)	0
Acquisition of Delixunda Company (net of cash acquired)	0	(37,690)
Net cash flows used in investing activities	(2,158,145)	(269,611)
Cash flows from financing activities
Proceeds from issuance of common stock (net of finance costs)	0	17,342,251
Proceeds from (repayment of ) bank loan	3,601,015	0
Net cash flows provided by financing activities	3,601,015	17,342,251
Effect of exchange rate fluctuation on cash and cash equivalents	(17,742)	(72,954)
Net increase in cash and cash equivalents	(68,218)	12,922,494
Cash and cash equivalents – beginning of the year	6,139,589	10,259,750
Cash and cash equivalents – end of the period	$6,071,371	$23,182,244
Supplemental disclosure of cash flow information
Cash paid for interest	$179,009	$33,252
Cash paid for income taxes	$320,572	$0
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$0	$150,000